EXHIBIT 5.1

OPINION OF HUNTON & WILLIAMS LLP

[Letterhead of Hunton & Williams LLP]

July 17, 2008

Board of Directors
3200 Wilshire Blvd.
Los Angeles, California 90010

REGISTRATION STATEMENT ON FORM S-8 RELATING TO
WILSHIRE BANCORP, INC. 2008 STOCK INCENTIVE PLAN

Ladies and Gentlemen:

We have acted as counsel for Wilshire Bancorp, Inc., a California corporation and registered bank holding company (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company on or about July 17, 2008 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 2,933,200 shares of the common stock, no par value per share, of the Company (the “Plan Shares”), issuable pursuant to the Wilshire Bancorp, Inc. 2008 Stock Incentive Plan (the “Plan”), as referenced in the Registration Statement. This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we have deemed necessary for purposes of the opinions expressed below. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies.

In rendering this opinion, we have relied upon, among other things, our examination of the Plan and such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California.

2. The Plan Shares have been duly authorized and, when issued in accordance with the terms of the Plan and of any related Agreement (as defined in the Plan), will be legally issued, fully paid and nonassessable.

We do not purport to express an opinion on any laws other than the California General Corporation Law. The opinions expressed in this letter are (a) strictly limited to the matters stated in this letter, and without limiting the foregoing, no other opinions or confirmations of fact are to be implied; and (b) speak only as of the date hereof, and we are under no obligation, and do not undertake, to advise as to the facts or law after the date of this letter.  Further, we express no opinion with respect to compliance with any law, rule or regulation other than expressly stated, or that as a matter of customary practice is understood to be covered only when an opinion refers to it expressly. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of California, or as to federal or state laws regarding fraudulent transfers.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Hunton & Williams LLP